C:\MYFILES\98K\EXHIBIT 10O.DOC
                FIRST AMENDMENT TO WASHINGTON HOMES
              NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     WASHINGTON HOMES, INC. (the "Company") hereby adopts this FIRST AMENDMENT (the "Amendment") to the WASHINGTON HOMES NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN (the "Plan"), as of November 20, 1997, as set forth herein.

     WHEREAS, the Company adopted the Plan effective as of September 15, 1994;

     WHEREAS, the Company wishes to amend the Plan to increase the number of shares of the Company's Common Stock, which may be issued pursuant to options granted under the Plan from 30,000 to 100,000 shares; and

     WHEREAS, the Board of Directors of the Company approved the Amendment to the Plan at a meeting of the Board on October 10, 1997, subject to the approval of the Shareholders; and

     WHEREAS, the Company presented the Amendment to the Shareholders of the Company at the 1997 Annual Meeting of the Shareholders at which Shareholders have voted on and duly approved such Amendment.

     NOW THEREFORE, the Company hereby amends the Plan as follows:

     1.  Section  5.1  of the Plan shall be replaced with the following  Section
5.1:

          "Section 5.1   Number of Shares Available.  The Plan provides for  the
                    issuance of an aggregate of 100,000 shares of Common Stock (voting) of the Corporation, par value $0.01 per share, which may be authorized but unissued shares, treasury shares, or shares purchased on the open market."

     2. All other terms, conditions, and provisions of the Plan shall remain unchanged.

     IN WITNESS WHEREOF, the President of the Company has executed this Amendment as of the day and year first above written.


                                   WASHINGTON HOMES, INC.



                                   By:
                                         Geaton A. DeCesaris, Jr., President